EXHIBIT 10.1

September 22, 2006

Mr. Yoav Cohen

By: e-mail

Dear Yoav,

I am pleased to offer you employment with Vision-Sciences, Inc. (the “Company”), at our Orangeburg, NY location, pursuant to the following terms and conditions:

Title:	Chief Financial Officer

Salary:	$185,000 per annum, payable in accordance with the Company’s normal payroll schedules.

Annual Bonus:	Following the first anniversary of your Effective Date you will be eligible to participate in the Annual Management Bonus program if one is available.

Effective Date:	Your first date of employment – Monday, September 25, 2006

Benefits:

You will be entitled to participate in the Company’s standard benefits package, which may be changed from time to time, currently including insurance for medical, dental, life, short-term disability and long-term disability and the Company’s 401K plan.

Vacation:	You will be eligible for three (3) weeks vacation.

Options:

You will receive an incentive stock option to purchase 150,000 shares of common stock of Vision-Sciences, Inc., subject to approval of the Compensation Committee of the Board of Directors, at a purchase price equal to the closing market price on your effective date, with vesting as follows:

• 37.500 shares vesting on the first anniversary of your effective date
• 37.500 shares vesting on the second anniversary of your effective date
• 37.500 shares vesting on the third anniversary of your effective date
• 37.500 shares vesting on the fourth anniversary of your effective date

Term &
Severance:

If the Company terminates your employment for no-cause after the first anniversary of the Effective Date, you will be eligible to receive one (1) month salary for each year of being employed by the Company, with a total of up to six (6) months.

It the Company terminates your employment for no-cause at any time following a change of control of the Company to a third party, you will be eligible to the entire six (6) months salary, according to the Company’s normal payroll schedules.

I look forward to working together.

Yours truly,

Ron Hadani
President & CEO

Accepted:		Date:
Yoav Cohen